Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No.0000950103-09-001488  on Form S-8 of our reports dated April 16, 2009, relating to the consolidated financial statements of Advanced Semiconductor Engineering, Inc. and its subsidiaries (collectively, the “Company”)(which report expresses an unqualified opinion and includes explanatory paragraphs relating to i) the newly adoption of Interpretation 96-052, “Accounting for Bonuses to Employees, Directors and Supervisors,” issued by the Accounting Research and Development Foundation of the Republic of China; ii) the reconciliation to accounting principles generally accepted in the United States of America; and iii) the translation of New Taiwan dollar amounts into U.S. dollar amounts for convenience purposes) and the effectiveness of the Company’s internal control over financial reporting, appearing in this Annual Report on Form 20-F of the Company for the year ended December 31, 2008.

/s/ Deloitte & Touche
Deloitte & Touche
Taipei, Taiwan
The Republic of China

November 4, 2009